UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 14, 2013

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Real Goods Solar, Inc. (“Real Goods Solar”) is filing this Current Report on Form 8-K for purposes of incorporating information by reference into existing registration statements filed by Real Goods Solar under the Securities Act of 1933, as amended.

Description of Business and Properties of Mercury Energy, Inc.

As previously disclosed, on August 8, 2013, Real Goods Solar and its wholly-owned subsidiary Real Goods Mercury, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mercury Energy, Inc. (“Mercury”). Pursuant to the terms of the Merger Agreement, subject to the satisfaction of closing conditions described below, Merger Sub will be merged with and into Mercury (the “Merger”), with Mercury continuing as the surviving corporation and becoming a wholly-owned subsidiary of Real Goods Solar. Set forth below is selected information about Mercury’s business and properties.

Company Overview

Mercury, through its wholly-owned subsidiary, Mercury Solar Systems, Inc., is primarily engaged in the development, design and installation of solar energy systems for utility, commercial, and residential clients in New York, New Jersey, Massachusetts, Connecticut, Maryland, and Pennsylvania. The solar energy systems are primarily photovoltaic systems for the production of electricity. These systems reduce a customer’s need for third party produced electricity. Mercury, including its predecessors, has designed, installed, and provided related services to more than 2,400 solar customers.

Since its inception in 2008, Mercury has acquired and completed the integration of four local and regional commercial and residential solar integrators. Mercury has also entered four additional states through organic growth. Additionally, Mercury has expanded its business to include solar project development and other related services.

As of November 11, 2013, Mercury had approximately 47 full-time employees, including installation personnel.

Corporate Information

Mercury and Mercury Solar Systems, Inc. were incorporated in Delaware and New York, respectively, in 2008. Mercury’s executive office and operations center is located at 36 Midland Ave, Port Chester, NY 10573. Mercury’s telephone number is (914) 637-9700. Mercury’s website is www.mercurysolarsystems.com. The information on the website is not intended to be a part of or incorporated into this Current Report on Form 8-K, and you should not rely on any of the information provided on Mercury’s website.

Real Goods Solar and Mercury Unaudited Pro Forma Condensed Combined Financial Statements

Real Goods Solar and Mercury have prepared the following unaudited pro forma combined condensed financial statements to reflect the combination of Real Goods Solar and Mercury as a result of the Merger in a transaction accounted for in accordance with Financial Accounting Standards Board (“FASB”) Topic 805, Business Combinations, with Real Goods Solar treated as the acquirer. The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheets of Real Goods Solar and Mercury as of September 30, 2013, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), giving effect to the acquisition as if it occurred on September 30, 2013. The unaudited pro forma combined condensed statement of operations combine the historical consolidated statements of operations of Real Goods Solar and Mercury for the nine months ended September 30, 2013, and the year ended December 31, 2012, prepared in accordance with GAAP, giving effect to the acquisition as if it occurred at the beginning of the period. The pro forma condensed combined balance sheet and statements of operations reflect only pro forma adjustments expected to have a continuing impact on the combined results.

These unaudited pro forma combined condensed financial statements are for informational purposes only. They do not purport to present the results that Real Goods Solar would have reported if Real Goods Solar completed the acquisition on the assumed dates or for the periods presented, or which Real Goods Solar may realize in the future. To produce the pro forma financial information, Real Goods Solar allocated the purchase price of Mercury using its best estimates of fair value. Real Goods Solar based its estimates on the most recently available information. To the extent there are significant changes to Mercury’s business, these assumptions and estimates could change significantly. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma combined condensed financial statements included herein are preliminary and subject to change. The unaudited pro forma combined condensed financial statements are based on the assumptions and adjustments which give effect to events that are: (a) directly attributable to the transaction; (b) expected to have a continuing impact; and (c) factually supportable, as described in the accompanying notes and do not reflect any potential operating efficiencies. It is recommended that you read the unaudited pro forma combined condensed financial statements in conjunction with the historical consolidated financial statements, including the related notes, of each of Real Goods Solar and Mercury covering these periods.

Unaudited Pro Forma Condensed Combined Statement of Operations for the

Nine Months Ended September 30, 2013

(in thousands except per share data)

	RGS	Mercury	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$71,441	$10,295	$—		$81,736
Cost of goods sold	54,821	6,736	—		61,557

Gross profit	16,620	3,559	—		20,179

Expenses:
Selling and operating	18,916	3,676	86	g	22,343
			(335)	a
General and administrative	5,681	967	994	b	7,510
			(132)	d

Total expenses	24,597	4,643	613		29,853

Loss from operations	(7,977)	(1,084)	(613)		(9,674)
Interest and other expense	802	959	—		1,761

Loss before income taxes	(8,779)	(2,043)	(613)		(11,435)
Income tax benefit	17	(528)	—		511

Net loss	$(8,796)	$(1,515)	$(613)		$(10,924)

Net loss per share:
Basic and diluted	$(0.31)				$(0.31)

Weighted-average shares outstanding:
Basic and diluted	28,276		6,992		35,268

Unaudited Pro Forma Condensed Combined Statement of Operations for the

Twelve Months Ended December 31, 2012

(in thousands except per share data)

	RGS	Mercury	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$92,891	$32,931	$—		$125,822
Cost of goods sold	69,859	23,084	—		92,943

Gross profit	23,032	9,847	—		32,879

Expenses:
Selling and operating	29,807	7,593	174	g	36,691
			(883)	a
General and administrative	8,909	2,577	994	b	12,480
Goodwill and other asset impairments	22,012	33,769	—		55,781

Total expenses	60,728	43,939	285		104,952

Earnings (loss) from operations	(37,696)	(34,092)	(285)		(72,073)
Interest and other expense	790	48	—		838

Earnings (loss) before income taxes	(38,486)	(34,140)	(285)		(72,911)
Income tax expense (benefit)	8,720	(4,897)	—		3,823

Net loss	$(47,206)	$(29,243)	$(285)		$(76,734)

Net loss per share:
Basic and diluted	$(1.77)				$(2.22)

Weighted-average shares outstanding:
Basic and diluted	26,673		7,900		34,573

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013

(in thousands except share data)

	RGS	Mercury	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$2,302	$10,660	$(1,620)	d	$11,042
			(300)	b
Accounts receivable, net	17,119	2,053	—		19,172
Costs in excess of billings on uncompleted contracts	1,753	612	—		2,365
Inventory, net	6,934	1,119	—		8,053
Other current assets	2,607	2,091	—		4,698

Total current assets	30,715	16,535	(1,920)		45,330
Property and equipment, net	3,638	539	—		4,177
Goodwill and intangibles, net	2,347	3,681	5,981	h	12,009
Notes receivable, net	—	99	—		99
Deferred tax assets	—	3,833	—		3,833
Other assets	—	472	—		472

Total assets	$36,700	$25,159	$4,061		$65,920

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,330	$2,583	$—		$21,913
Accrued liabilities	2,998	1,157	—		4,155
Billings in excess of costs on uncompleted contracts	1,345	1,266	—		2,611
Related party debt	6,600	—	—		6,600
Other current liabilities	1,994	10	—		2,004

Total current liabilities	32,267	5,016	—		37,283
Related party debt	150	—	—		150
Common stock warrant liability	4,037	—	—		4,037
Other liabilities	357	4,352	(3,514)	c	1,195

Total liabilities	36,811	9,368	(3,514)		42,665

Commitments and contingencies
Shareholders’ equity:
Common stock	3	22	(22)	e	10
			7	f
Preferred stock	—	14,219	(14,219)	e	—
Additional paid-in capital	86,945	26,793	(26,793)	e	111,549
			24,604	f
Accumulated deficit	(87,059)	(25,243)	3,514	c	(88,304)
			21,729	e
			(728)	d
			(300)	b
			(217)	i

Total shareholders’ equity	(111)	15,791	7,575		23,255

Total liabilities and shareholders’ equity	$36,700	$25,159	$4,061		$65,920

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On August 8, 2013, Real Goods Solar and Mercury executed the Merger Agreement, pursuant to which Real Goods Mercury, Inc. will merge with and into Mercury. Mercury will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Real Goods Solar. In connection with the closing of the Merger, Real Goods Solar will issue the merger consideration, consisting of 7,900,000 shares of Real Goods Solar Class A common stock, subject to adjustments based on the market price of the shares and the amount of Mercury’s working capital at closing, to holders of Mercury preferred stock in exchange for their shares of Mercury preferred stock.

The Merger Agreement contains certain termination rights for Real Goods Solar and Mercury, including the right to terminate the Merger Agreement if the Merger has not been completed on or before December 31, 2013, subject to extension in certain situations. Under certain circumstances, Real Goods Solar will be obligated to pay a termination fee of $350,000 or $400,000 and Mercury will be obligated to pay a termination fee of $500,000.

The Merger is expected to be completed during the fourth quarter of 2013 or the first quarter of 2014, subject to the satisfaction of closing conditions.

2. Accounting Policies

Upon consummation of the Merger, Real Goods Solar will review Mercury’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

3. Estimate of Consideration Expected to be Transferred

The following consideration is expected to be transferred in connection with the Merger:

Total Real Goods Solar Class A common shares issued	6,991,892
Real Goods Solar’s stock price	$3.52

Estimated purchase price	$24,611,459

Real Goods Solar’s assumed stock price used in determining the estimate of consideration expected to be transferred is based on Real Goods Solar’s average closing price for the 20 trading days ending November 6, 2013 and the closing price of Real Goods Solar Class A common stock on November 8, 2013. The estimated value of the consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual value of the consideration that will be transferred when the Merger is consummated. The fair value of equity securities issued for consideration transferred in the Merger will be measured on the closing date of the Merger at the then-current market price and this requirement may result in a material difference in the value of the consideration transferred in the Merger. The table below represents the effect of a 5% increase or decrease in the volume weighted-average closing price on the estimated purchase price.

	5% Decrease in Volume Weighted-Average Closing Price	5% Increase in Volume Weighted-Average Closing Price
Base shares to issue	4,800,000	4,800,000
Decrease in shares to issue*	(697,436)	(1,088,660)

Shares to issue transaction	4,102,564	3,711,340
Shares to issue working capital	3,100,000	3,100,000

Total shares to issue	7,202,564	6,811,340
Volume weighted-average closing price	3.52	3.52

Estimated purchase price	$25,353,025	$23,975,917

*	The sensitivity analysis shows a decrease in shares to issue in both scenarios as a result of the fact that the volume weighted-average closing price is higher than $3.00.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate (in thousands) of the assets to be acquired and the liabilities to be assumed in the Merger, reconciled to the estimate of consideration expected to be transferred. The acquisition is accounted for under the purchase method of accounting. These are preliminary estimates and are subject to adjustments.

Acquired tangible assets and liabilities, net (1)	$18,630
Goodwill	5,981

Fair value of assets acquired	$24,501

Purchase price	$24,501

(1)	The amount represents the pro forma net book value of Mercury as of September 30, 2013.

The proportion of the purchase price that relates to goodwill reflects the expected value of the strategic and financial benefits arising from the Merger. Post-Merger, we believe that Real Goods Solar will be:

•	Positioned as one of the largest U.S. solar installation companies measured by installed customers;

•	A diversified combined company with significantly greater scale and scope that, when compared to Real Goods Solar on a pre-Merger basis, is expected to have (a) greater financial stability, (b) greater access to capital for project financing, and (c) stronger supplier relationships and increased pricing power;

•	Able to more efficiently and effectively spend its marketing and branding budget in the Northeast region due to the larger base of business; and

•	Benefitting from the addition of former Mercury management and employees to Real Goods Solar’s ranks in the management, operational and sales and marketing areas, filling certain presently open management level roles at Real Goods Solar.

5. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma combined condensed financial statements are as follows:

a) To remove Mercury’s reported historical depreciation expense.

b) To record incentive compensation expense.

c) To remove dividends payable to holders of Mercury preferred stock, as Real Goods Solar historically has not paid dividends to shareholders.

d) Merger-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total Merger-related transaction costs expected to be incurred by Real Goods Solar and Mercury are estimated to be approximately $1.5 million, of which $0 had been incurred in the year ended December 31, 2012, and $132,000 had been incurred in the nine months ended September 30, 2013 and are included in the historical financial statements of Real Goods Solar and Mercury, but are removed from the pro forma financial statements. The remaining $1.4 million, which is expected to be incurred in the third and fourth quarters of 2013, is reflected in the unaudited pro forma condensed combined financial statements as a reduction to cash and increase to accumulated deficit.

e) To remove Mercury’s common stock, preferred stock, additional paid-in capital and accumulated deficit.

f) Reflects the issuance of 6,991,892 shares of Real Goods Solar Class A common stock to effect the Merger. The volume weighted-average closing price of shares of Real Goods Solar Class A common stock for the 20 trading days ending November 6, 2013, used to calculate the number of shares to issue in the transaction, is $3.70 per share. The closing price of Real Goods Solar Class A common stock on November 8, 2013, the most recent practicable date, is $3.52. As a result, the total purchase price measured at that date is $24.6 million.

g) To record depreciation expense for the fixed assets acquired.

h) To record the purchase price amount in excess of the preliminary fair value of assets acquired and liabilities assumed. Real Goods Solar considers the amount of goodwill recognized reasonable given the similar nature of operations of the two companies and the fact that certain members of Mercury’s senior management continue with the combined company.

i) To record equity issue costs.

Mercury Energy, Inc. Historical Financial Information

Attached as Exhibit 99.1, and incorporated herein by reference, is the following financial information of Mercury and Subsidiary for the years ended December 31, 2012 and 2011, (a) consolidated balance sheets, (b) consolidated statements of operations, (c) consolidated statements of changes in shareholders’ equity, (d) consolidated statements of cash flows, and (e) notes to consolidated financial statements; and the following financial information of Mercury and Subsidiary for the three and nine months ended September 30, 2013, (a) consolidated balance sheets as of September 30, 2013 and December 31, 2012, (b) consolidated statements of operations for the three and nine months ended September 30, 2013, and (c) consolidated statements of cash flows for the nine months ended September 30, 2013.

Certain Relationships and Related Transactions

The information below updates previously disclosed information about certain transactions between Real Goods Solar and persons considered “related persons” under SEC disclosure rules applicable to Real Goods Solar.

Based on Forms 4, as amended, filed by Gaiam, Inc. (“Gaiam”), Real Goods Solar understands that Gaiam has sold an aggregate of 7,062,111 shares of Real Goods Solar’s Class A common stock on May 28, 2013, September 13, 2013 and October 1, 2013, reducing its ownership to approximately 9.9% of the issued and outstanding shares of Real Goods Solar’s Class A common stock as of November 8, 2013.

Registration Rights Agreement

On November 5, 2013, Gaiam ceased to be a party to the Amended and Restated Registration Rights Agreement, dated December 19, 2011, among Real Goods Solar, Gaiam and Riverside Renewable Energy Investments, LLC (“Riverside”) pursuant to the terms of an Agreement, dated November 5, 2013, among the parties, as previously disclosed.

Shareholders Agreement

On November 5, 2013, Gaiam ceased to be a party to the Shareholders Agreement, dated December 19, 2011, among Real Goods Solar, Gaiam and Riverside pursuant to the terms of an Agreement, dated November 5, 2013, among the parties, as previously disclosed. As a result of the termination of Gaiam’s rights under the Shareholders Agreement, Gaiam no longer has the right to designate a nominee for election to Real Goods Solar’s board of directors. Prior to the termination of the Shareholders Agreement, Gaiam requested, and Real Goods Solar’s board of directors nominated, Pavel Buska to serve as Gaiam’s designee on the slate of directors included in Real Goods Solar’s Definitive Proxy Statement for its 2013 annual meeting of shareholders. Following the termination of Gaiam’s rights under the Shareholders Agreement, Real Goods Solar’s board of directors has withdrawn the nomination of Pavel Buska as a Gaiam designee, and has nominated Mr. Buska as a company designee.

December 2011 Loan Commitment under Shareholders Agreement and November 2012 Loan Commitment

On November 5, 2013, Real Goods Solar repaid all its outstanding indebtedness owed to Gaiam under the $1.7 million loan commitment set forth in the Shareholders Agreement, dated December 19, 2011, among Real Goods Solar, Gaiam and Riverside (as amended pursuant to certain amended and restated promissory notes) and the $1.0 million Loan Commitments with Gaiam and Riverside, dated November 13, 2012 (as amended pursuant to certain amended and restated promissory notes), pursuant to the terms of an Agreement, dated November 5, 2013, among the parties, as previously disclosed. As of the date of repayment, Real Goods Solar owed Gaiam $1.6 million under the loan extended pursuant to the $1.7 million loan commitment and Real Goods Solar had paid an aggregate of $295,000 of interest on that loan over the term of the loan, and Real Goods Solar owed Gaiam $1.0 million under the loan extended pursuant to the $1.0 million Loan Commitment and Real Goods Solar had paid an aggregate of $81,000 of interest on that loan over the term of the loan.

Intercorporate Services Agreement

Under Real Goods Solar’s Intercorporate Services Agreement with Gaiam, Gaiam historically provided to it certain services that included business and facilities management, human resources and employee benefits, payroll, internal audit and risk management, treasury and cash management, tax, legal, accounts payable, telecommunications services, including call center support, and information technology services. Gaiam made each service available to Real Goods Solar on an as-needed basis. Real Goods Solar relied less on Gaiam’s services under the Intercorporate Services Agreement in 2012 and 2013 than historically and, upon Real Goods Solar’s request, Gaiam ceased to perform services under the agreement as of September 30, 2013. The Intercorporate Services Agreement terminates on December 19, 2013 by its terms. Real Goods Solar paid a service charge that generally reflected the same payment terms, and was calculated using the same cost allocation methodologies for the particular service, as those associated with its historical costs, and Real Goods Solar reimbursed Gaiam for any out-of-pocket expenses, including the cost of any third-party services required. Real Goods Solar and Gaiam agreed on the aggregate annual amount for a particular year that Real Goods Solar owed Gaiam for the services expected to be performed that year based upon the parties’ good faith estimates of those required services and the fees for such services. Real Goods Solar incurred an aggregate of $316,000 and $120,000, respectively, of service charges during 2012 and 2013 under the Intercorporate Services Agreement. The annual fee amount, as well as any changes, must be approved in writing by the disinterested members of each of Real Goods Solar’s and Gaiam’s boards of directors.

Nomination of Richard D. White to Real Good Solar’s Board of Directors

As previously disclosed, on August 8, 2013, Real Goods Solar, Merger Sub and Mercury entered into the Merger Agreement. One of the closing conditions under the Merger Agreement is that Richard D. White, a member of Mercury’s board of directors, or another nominee designated by Mercury, shall have been nominated to Real Goods Solar’s board of directors as a director for election at its 2013 annual meeting of shareholders. Real Goods Solar nominated Richard D. White for election to its board of directors at its 2013 annual meeting of shareholders. At this time, it is likely that the Real Goods Solar 2013 annual meeting of shareholders will occur prior to the closing of the Merger. Accordingly, Mr. White has executed a conditional resignation from Real Goods Solar’s board of directors that becomes effective automatically without any further action in the event that following Mr. White’s election to Real Goods Solar’s board of directors, the Merger Agreement is terminated prior to a closing of the Merger in accordance with its terms.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar, Inc. believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, receiving shareholder approval for the transaction described herein, successfully closing the transaction described herein, realizing synergies and other benefits from the transaction described herein, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar, Inc.’s filings with the Securities and Exchange Commission. Real Goods Solar, Inc. assumes no duty to update any forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

23.1	Consent of UHY LLP, independent registered public accounting firm of Mercury Energy, Inc.

99.1	Consolidated financial statements of Mercury Energy, Inc. and Subsidiary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Anthony DiPaolo
Anthony DiPaolo
Chief Financial Officer

Date: November 14, 2013

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of UHY LLP, independent registered public accounting firm of Mercury Energy, Inc.

99.1	Consolidated financial statements of Mercury Energy, Inc. and Subsidiary